Form 10-K405/A, Exhibit 13
period 1996-12-31
HNC SOFTWARE INC/DE
filed 1997-04-10
CIK 945093

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

   The outstanding performance of Falcon demonstrates the power of real-time transaction-based risk management. By applying its neural network and profiling technology to transaction data in real time, HNC has been able to provide solutions to some of the most critical issues facing the payment card industry today. For example, the division's newest product, ProfitMax Bankruptcy, addresses the recent alarming increase in bankruptcy filings by providing a way to predict potential bankrupts in a card portfolio before the cardholder has become delinquent. ProfitMax Bankruptcy correctly predicts bankruptcy at nearly double the success rate of the method usually employed by issuers. HNC's bankruptcy solution seamlessly integrates with the ProfitMax cardholder profitability prediction suite (which includes credit risk, revenue potential, and attrition risk models), another Payment Systems product that gets a significant lift from transaction-based scoring.

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

    In addition, Colleague's functionality was expanded to serve both consumer and mortgage lending decisions. The Halifax Building Society, the largest residential mortgage lender in the United Kingdom, put Colleague to the supreme test in a pilot program to demonstrate this new technology's ability to improve service to The Halifax customers while reducing costs and risk in lending operations. The strength of HNC Software's concept for a lending decision management system was corroborated when The Halifax made the decision to deploy Colleague both in The Halifax mortgage processing centres and at the point of sale.

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

    Intended for the large retailer, the Retek product suite of integrated retail management solutions ensures that information flows through the organization in a continuous loop. The Retek Merchandising System generates greater control of three key areas: Inventory, Merchandise Management, and Finance. The Retek Data Warehouse, Retek's enterprise-wide retail data storehouse, extends decision-making ability by allowing the extraction and delivery of information from retail enterprise transaction systems to buyers, merchandisers, and management. Active Retail Intelligence ("ARI"), closes the information loop by identifying necessary actions and automatically feeding them to the appropriate users.

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


                                                 YEAR ENDED DECEMBER 31, 1996
---------------------------------------------------------------------------------------
                                            FIRST   SECOND     THIRD   FOURTH     TOTAL
IN THOUSANDS; EXCEPT PER SHARE DATA        QUARTER  QUARTER   QUARTER  QUARTER    YEAR
---------------------------------------------------------------------------------------
Common stock price range (1) (2):
   High                                     $38.38   $50.62   $45.75   $44.00   $50.62
   Low                                       18.88    34.50    22.06    26.75    18.88

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

   The Company's quarterly revenues and operating results have varied significantly in the past and may do so in the future. Although to date a significant portion of the Company's revenues has come from monthly usage fees under long-term contracts, there can be no assurance that the Company will continue to realize


                                   [HNC LOGO]
                                HNC SOFTWARE INC.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                   CONTINUED

such recurring revenues or that customers under such contracts would not seek to cancel such contracts if the Company's products were not competitive or did not achieve effective results. A significant portion of the Company's business has been derived from substantial orders placed by large organizations, and the timing of such orders has caused material fluctuations in the Company's operating results. In addition, because the Company's Retek subsidiary generally provides its products to customers under perpetual licenses, it tends to recognize the majority of its revenue upon delivery and the customer's acceptance of the software. Thus, revenues derived by Retek may be more likely to be recognized in irregular patterns that can result in quarterly variations in the Company's revenues. The Company's expense levels are based in part on its expectations regarding future revenues and in the short term are fixed to a large extent. Therefore, the Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. As a result, if anticipated revenues in any quarter do not occur or are delayed, the Company's operating results for that quarter would be disproportionately affected. The Company's operating results are also affected by seasonal trends. Such trends may include higher revenues in the third quarter and lower revenues in the fourth quarter as a result of fewer installations of the Falcon product scheduled during the fourth quarter when credit card activity is at peak levels. Operating results also may fluctuate due to factors such as the demand for the Company's products, product life cycles, the introduction and acceptance of new products and product enhancements by the Company or its competitors, changes in the mix of distribution channels through which the Company's products are offered, changes in the level of operating expenses, customer order deferrals in anticipation of new products, competitive conditions in the industry and economic conditions generally or in various industry segments.

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